UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A – 101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ONE Gas, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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15 East Fifth Street

Tulsa, OK 74103

918-947-7000 • onegas.com

May 3, 2018

Dear Fellow Shareholder:

We have previously mailed you proxy materials for the ONE Gas, Inc. Annual Meeting of Shareholders to be held on May 24, 2018. According to our latest records we have not yet received your vote. The Annual Meeting is now only a short time away and your vote is important.

Your board of directors recommends that you vote:

(1)	FOR the election of the Class I director nominees for a three-year term;

(2)	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018;

(3)	FOR the advisory proposal to approve our executive compensation;

(4)	FOR the approval of the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018); and

(5)	FOR the approval of the amended and restated Certificate of Incorporation to eliminate the classified structure of our Board, provide for the annual election of directors and allow shareholder removal of directors with or without cause.

Proposal 5 to consider and vote on a proposal to amend and restate our Certificate of Incorporation to eliminate the classified structure of our Board of Directors, provide for the annual election of directors and allow shareholder removal of directors with or without cause requires the affirmative vote of at least 80% of the shares of common stock outstanding. As a matter of good corporate governance, your Board recommends a vote “FOR” the proposal.

In the event that your proxy materials have been misplaced, we are enclosing for your use a duplicate Voting Instruction Form and return envelope.

Please follow the telephone or internet voting instructions on your Voting Instruction Form or sign and date the form and mail it in the return envelope to vote your shares today. If you hold your shares in the name of a brokerage firm, your broker cannot vote your shares on several of the proposals unless your broker receives your specific instructions. In the event that two voting forms are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior votes.

Thank you for voting and for your continued support.

Sincerely,

John W. Gibson,

Chairman of the Board